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  FORM 3
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U. S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of       2. Date of Event Requiring           4.  Issuer Name and Ticker or Trading Symbol
   Reporting Person*            Statement (Month/Day/Year)
                                August 10, 1999                       LabOne, Inc.

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(Last) (First) (Middle)      3. IRS or Social Security Number     5. Relationship of Reporting Person to    6. If Amendment, Date of
                                of Reporting Person                  Issuer (Check all applicable)             Original
Bienvenue II, Thomas H.         (Voluntary)                                                                    (Month/Day/Year)
                                                                     __Director            __10% Owner

                                                                     X Officer             __Other
                                                                       (give title below)    (specify below)

                                                                       Executive Vice President--Information
                                                                       Systems and Technology.


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          (Street)                                                                                          7. Individual or Joint/
                                                                                                               Group Filing (Check
10101 Renner Boulevard                                                                                         applicable Line)

                                                                                                               X  Form filed by One
                                                                                                                  Reporting Person
                                                                                                               __ Form filed by More
                                                                                                                  than One Reporting
                                                                                                                  Person
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(City) (State) (Zip)                                        Table 1 - Non-Derivative Securities Beneficially Owned
Lenexa, Kansas  66219
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
1. Title of Security         2. Amount of                         3. Ownership                   4. Nature of Indirect
                                Securities                           Form:  Direct                  Beneficial Ownership
                                Beneficially Owned                   (D) or Indirect                (Instr. 5)
                                (Inst. 4)                            (I) (Instr. 5)
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Common Stock                 300                                  I                              Owned by Wife (1)
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Common Stock                 8,146                                D(2)
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*  If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).  Reminder:  Report on a  separate  line for each
   class of securities beneficially owned directly or indirectly.               (Print or Type Responses)

                                                                                                                   PAGE 1 OF 2 PAGES


(Table Continued)

FORM 3 (cont'd.) Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of                  2. Date exer-           3. Title and                4. Conver-        5. Ownership        6. Nature of
   Derivative                   cisable and             Amount of                   sion or           Form of             Indirect
   Security                     Expiration              Securities                  Exercise          Derivative          Beneficial
   (Inst. 4)                    Date (Month/            Underlying                  Price of          Security:           Ownership
                                Day/Year)               Derivative                  Derivative        Direct (d)          (Instr. 5)
                                                        Security                    Security          or Indirect
                                                        (Inst. 4)                                     (I) (Instr.
                                                                                                       5)
                              --------------------------------------------------
                              Date        Expira-                     Amount
                              Exer-       Tion           Title        or Number
                              cisable     Date                        of Shares
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Employee Longterm Incentive   01/02/1995  01/02/2001  Common Stock       1,885   $09.8750
Stock Plan (01/02/91)
------------------------------                                                  ----------------------------------------------------
Employee Longterm Incentive   03/01/1996  03/01/2001  Common Stock       3,115   $11.1250
Stock Plan (03/01/91)
------------------------------                                                  ----------------------------------------------------
Employee Longterm Incentive   08/04/1999  08/04/2004  Common Stock       5,000   $18.5000
Stock Plan (08/04/94)
------------------------------                                                  ----------------------------------------------------
Employee Longterm Incentive   11/10/2000  11/10/2005  Common Stock      20,000   $11.6250
Stock Plan (11/10/95)
------------------------------                                                  ----------------------------------------------------
Employee Longterm Incentive   11/15/2001  11/15/2006  Common Stock      20,000   $16.6250
Stock Plan (11/15/96)
------------------------------                                                  ----------------------------------------------------
Employee Longterm Incentive   05/09/2002  15/09/2007  Common Stock      20,000   $17.8125
Stock Plan (05/09/97)
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

Explanation of Responses: (1) Mr. Bienvenue disclaims beneficial ownership of these shares; (2) Includes 7,546 shares of common stock held in an individually directed account under LabOne's 401(k) profit-sharing plan, as to which Mr. Bienvenue has sole investment power only.

** Intentional  misstatements  or omissions of facts constitute Federal Criminal
   Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                             /s/ Thomas H. Bienvenue II        August 17, 1999
                             ----------------------------      -----------------
                             Thomas H. Bienvenue II            Date



Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

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